Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 3, 2020

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fourth Quarter and Fiscal 2020 Results

•	Significantly mitigating effect of COVID-19 on operating leverage by aggressively managing costs and aligning production levels to lower demand

•	Strong cash balance and liquidity position at year-end

•	FY20 simplification/modernization benefits of $48 million, up 12 percent year-over-year despite lower volumes

•	FY21 Restructuring Actions expected to generate $65 to $75 million of annualized savings upon completion

•	By the end of FY21, Company expects ~$180 million of simplification/modernization program savings

•	Industrial and WIDIA combined into one Metal Cutting organization as of July 1 to drive share gain; repositioning the WIDIA brand to access a multi-billion-dollar segment within metal cutting
PITTSBURGH, (August 3, 2020) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2020 results. For the fourth quarter, the Company reported loss per share (LPS) of $0.11, compared with earnings per share (EPS) of $0.74 in the prior year quarter. The current quarter adjusted EPS was $0.15, compared with $0.84 in the prior year quarter. For fiscal 2020, the Company reported LPS of $0.07, compared with EPS of $2.90 in the prior year. Adjusted EPS was $0.94 in the current year, compared with $3.02 in the prior year.
“The effects of COVID-19 were felt in every region during the quarter and created a challenging environment. Nevertheless, we have continued to aggressively manage our costs and production schedules to minimize the effect on operating leverage while keeping our employees safe and continuing to serve customers,” said Christopher Rossi, President and CEO. “We also continued with our simplification/modernization plan and have substantially completed the capital spend as of year-end. This is a significant milestone for Kennametal, and one that substantially lowers the breakeven point of the Company while improving customer service to enable profitable growth.”
Rossi commented further: “While we expect FY21 to present ongoing macroeconomic challenges, we are actively working to minimize those headwinds while continuing to advance our commercial and operational excellence initiatives so that we are well-positioned to outperform competitors as markets recover. Additionally, we will continue to leverage our innovative products, including Metal Cutting’s award-winning HARVITM 1 TE and Infrastructure’s PCD road-milling products, to enable us to exceed customer performance expectations and gain market share.”

FY21 Metal Cutting Segment
Effective July 1, 2020, Kennametal has combined its former Industrial and WIDIA business segments to form one Metal Cutting business segment. The Infrastructure segment remains unchanged.
Rossi commented, “We combined into one metal cutting organization to more effectively direct our commercial resources, technical expertise, and products toward capturing a larger share-of-wallet and expanding into a multi-billion-dollar segment of metal cutting that we previously had not focused on. This represents more than a 40 percent estimated increase in addressable market for the Company. Furthermore, we will leverage our newly-modernized manufacturing capability for improved operational and financial performance to serve this new segment.”
Pete Dragich, Chief Operations Officer, Metal Cutting, is responsible for demand fulfillment for the segment, including operations for all metal cutting facilities globally and the P&L. Ron Port, Chief Commercial Officer for Metal Cutting, is responsible for demand generation for the new segment including sales, marketing, brand strategy, product management and digital customer experience. Both will continue to report to President and CEO, Christopher Rossi.

Simplification/Modernization
The benefits from the simplification/modernization program are expected to increase year-over-year in FY21, bringing savings since inception to approximately $180 million at fiscal year-end.
As part of this ongoing program, the Company is continuing with footprint rationalization and is announcing today the closure of its manufacturing facility in Johnson City, Tennessee. The Johnson City operations will be consolidated into other newly modernized Kennametal facilities.
"This is the sixth plant closure since the beginning of our program, not including the significant downsizing of the Essen, Germany operation. These footprint actions over the last 18 months are lowering our structural and operating costs for improved performance throughout the economic cycle,” said Rossi. “Notably, this closure marks the completion of the global footprint rationalization program as outlined in our original simplification/modernization plan, making it an important achievement for the Company. At the same time, we recognize the effect this has on our employees and will support them throughout the transition.”
The closure is expected to be completed by the end of fiscal 2021 and is part of the Company’s previously announced FY21 Restructuring Actions.
Q4 Restructuring Update

•
During the fourth quarter, as part of its ongoing simplification/modernization initiative, the Company announced the acceleration of its structural cost reduction plans and increased the estimated annualized benefits of its FY21 Restructuring Actions to $65 million to $75 million from $25 million to $30 million and the expected pre-tax charges to $90 million to $100 million from $55 million to $60 million.

•
In connection with the Company's simplification/modernization initiative, total incremental benefits were approximately $14 million in the quarter, which includes incremental restructuring savings of approximately $9 million. The Company achieved annualized total savings inception to date from simplification/modernization of $101 million.

•	Pre-tax restructuring and related charges for the FY20 and FY21 Restructuring Actions in the quarter were $18 million, or $0.17 per share.

•	FY20 Restructuring Actions, which are substantially complete, resulted in annualized savings of approximately $33 million and pre-tax charges of $54 million inception to date.

Fiscal 2020 Fourth Quarter Key Developments
Sales were $379 million compared with $604 million in the same quarter last year. Sales decreased by 37 percent, driven by 33 percent organic decline, 2 percent unfavorable currency exchange impact and a 2 percent unfavorable impact from divestiture. COVID-19 affected all regions and end markets during the quarter. As an essential business, Kennametal facilities continued to operate throughout the quarter, with the notable exception of our Bangalore, India plant, which was closed for approximately half of the quarter due to a government mandated lockdown. As of today, all our production facilities are operating.

Operating income was $16 million, or 4.1 percent margin, compared with $85 million, or 14.1 percent margin, in the same quarter last year. The decrease in operating income was due primarily to organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes, $18 million of pre-tax restructuring and related charges compared to $10 million in the prior year quarter, partially offset by approximately $14 million of incremental simplification/modernization benefits, lower raw material costs, lower variable compensation expense and other benefits from cost-control measures previously announced including, among other things, reductions in discretionary spending, furloughs, extensive travel restrictions, and reduced production at global manufacturing facilities to align with the current lower demand environment. Adjusted operating income was $33 million, or 8.8 percent margin, compared with $95 million, or 15.8 percent margin, in the prior year quarter.

Reported LPS in the current quarter includes restructuring and related charges of $0.17 and differences in projected annual tax rates of $0.17 partially offset by the effect of the Coronavirus Aid, Relief, and Economic Security (CARES) Act of $0.08. Reported EPS in the prior year quarter includes restructuring and related charges of $0.11 and a discrete benefit of $0.01 from the release of a valuation allowance on Australian deferred tax assets.

The reported effective tax rate (ETR) was 186.1 percent and the adjusted ETR was 51.2 percent, compared to reported ETR of 21.0 percent and adjusted ETR of 21.0 percent in the prior year quarter. The increase in the year-over-year ETR is primarily attributable to increased Global Intangible Low-Taxed Income (GILTI) tax partially offset by the effect of the CARES Act in the fourth quarter of fiscal 2020.

Fiscal 2020 Key Developments
Sales of $1,885 million decreased from $2,375 million in the prior year. Sales decreased by 21 percent, driven by 18 percent organic decline, 2 percent unfavorable currency exchange impact and a 1 percent unfavorable impact from divestiture.
Operating income was $22 million, or 1.2 percent margin, compared with $329 million, or 13.8 percent margin, in the prior year. The decrease in operating income was due primarily to organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes and simplification/modernization efforts in progress, $113 million of restructuring and asset impairment charges compared to $17 million in the prior year, partially offset by incremental simplification/modernization benefits, lower raw material costs and lower variable compensation expense. Adjusted operating income was $141 million, or 7.5 percent margin, compared with $346 million, or 14.6 percent margin, in the prior year.
Net cash flow provided by operating activities in fiscal 2020 was $224 million compared to $301 million in the prior year. The change in net cash flow provided by operating activities was driven primarily by lower earnings. Free operating cash flow (FOCF) was negative $18 million compared to positive $99 million in the prior year period. The change in FOCF was driven primarily by lower net income and greater net capital expenditures related to simplification/modernization initiatives, partially offset by lower working capital requirements. We were in compliance with all covenants and had full availability under the terms of the Credit Agreement as of June 30, 2020.

Fiscal 2021 Outlook
Due to the uncertainty in the global economy caused by COVID-19, visibility into the Company’s primary end markets remains limited. As a result, the Company will not be issuing annual FY21 outlook outside of capital spending. Capital spending is expected to be $110 million to $130 million, with the majority of the spending occurring in the first half of the fiscal year. The Company will provide more details regarding its fiscal 2021 assumptions on its conference call on August 4, 2020 at 8:00 a.m. Eastern Time.

Fiscal 2020 Fourth Quarter Segment Results
Industrial sales of $195 million decreased 39 percent from $318 million in the prior year quarter due to organic sales decline of 36 percent, unfavorable currency exchange of 2 percent and a 1 percent decrease due to fewer business days. Operating income was $4 million, or 1.8 percent margin, compared to $47 million, or 14.9 percent margin, in the prior year period. The decrease in operating income was driven primarily by organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes, partially offset by lower variable compensation expense and other cost-control actions, incremental simplification/modernization benefits and lower raw material costs. Adjusted operating income was $15 million, or 7.7 percent margin, compared to $58 million, or 18.3 percent margin, in the prior year quarter.
Widia sales of $32 million decreased 35 percent from $49 million in the prior year quarter, driven by organic decline of 32 percent, unfavorable currency exchange of 2 percent and a 1 percent decrease due to fewer business days. Operating loss was $3 million, or 10.3 percent loss margin, compared to operating loss of $1 million, or 1.9 percent loss margin, in the prior year. The change in operating results was driven primarily by organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes, partially offset by lower variable compensation expense and other cost-control actions and lower raw material costs. Adjusted operating loss was $1 million, or 2.9 percent loss margin, compared to operating income of $1 million, or 1.8 percent margin, in the prior year.
Infrastructure sales of $152 million decreased 36 percent from $237 million in the prior year driven by organic decline of 29 percent, a 4 percent unfavorable impact from divestiture, unfavorable currency exchange of 2 percent and a 1 percent decrease due to fewer business days. Operating income was $15 million, or 10.1 percent margin, compared to $39 million, or 16.5 percent margin, in the prior year period. The change in operating results was primarily driven by organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes, partially offset by lower variable compensation expense and other cost-control actions, lower raw material costs and incremental simplification/modernization benefits. Adjusted operating income was $19 million, or 12.7 percent margin, compared to $37 million, or 15.5 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 25, 2020 to shareholders of record as of the close of business on August 11, 2020.
The Company will discuss its fiscal 2020 fourth quarter and full year results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, August 4, 2020. The conference call will be broadcast via real-time audio on the Kennametal website, www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company's website on the Investor Relations/Events page beginning on August 4, 2020 at 10:00 am through September 4, 2020.
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2021 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 9,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $1.9 billion in revenues in fiscal 2020. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Sales	$379,053	$603,949	$1,885,305	$2,375,234
Cost of goods sold	277,599	390,230	1,355,834	1,543,738
Gross profit	101,454	213,719	529,471	831,496
Operating expense	68,162	116,097	388,436	474,151
Restructuring and asset impairment charges	14,273	9,023	98,455	14,084
Loss on divestiture	—	—	6,517	—
Amortization of intangibles	3,398	3,631	13,811	14,411
Operating income	15,621	84,968	22,252	328,850
Interest expense	11,320	8,689	35,154	32,994
Other income, net	(5,532)	(3,603)	(14,862)	(15,379)
Income before income taxes	9,833	79,882	1,960	311,235
Provision for income taxes	18,302	16,805	7,007	63,359
Net (loss) income	(8,469)	63,077	(5,047)	247,876
Less: Net income attributable to noncontrolling interests	637	1,099	614	5,951
Net (loss) income attributable to Kennametal	$(9,106)	$61,978	$(5,661)	$241,925
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(0.11)	$0.75	$(0.07)	$2.94
Diluted (loss) earnings per share	$(0.11)	$0.74	$(0.07)	$2.90
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	83,119	82,598	83,047	82,379
Diluted weighted average shares outstanding	83,119	83,430	83,047	83,291

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2020	June 30, 2019
ASSETS
Cash and cash equivalents	$606,684	$182,015
Accounts receivable, net	237,983	379,855
Inventories	522,447	571,576
Other current assets	73,698	57,381
Total current assets	1,440,812	1,190,827
Property, plant and equipment, net	1,038,271	934,895
Goodwill and other intangible assets, net	403,148	461,009
Other assets	155,360	69,538
Total assets	$3,037,591	$2,656,269
LIABILITIES
Revolving and other lines of credit and notes payable to banks	$500,368	$157
Accounts payable	164,641	212,908
Other current liabilities	233,071	248,661
Total current liabilities	898,080	461,726
Long-term debt	594,083	592,474
Other liabilities	276,640	227,365
Total liabilities	1,768,803	1,281,565
KENNAMETAL SHAREHOLDERS’ EQUITY	1,229,885	1,335,172
NONCONTROLLING INTERESTS	38,903	39,532
Total liabilities and equity	$3,037,591	$2,656,269

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Outside Sales:
Industrial	$195,050	$317,984	$1,015,058	$1,274,499
Widia	31,880	48,930	162,995	197,522
Infrastructure	152,123	237,035	707,252	903,213
Total sales	$379,053	$603,949	$1,885,305	$2,375,234
Sales By Geographic Region:
Americas	$179,409	$308,096	$926,345	$1,195,770
EMEA	110,273	173,803	561,033	701,309
Asia Pacific	89,371	122,050	397,927	478,155
Total sales	$379,053	$603,949	$1,885,305	$2,375,234
Operating Income (Loss):
Industrial	$3,513	$47,416	$35,671	$220,696
Widia	(3,276)	(935)	(34,686)	2,882
Infrastructure	15,434	39,073	23,113	108,480
Corporate (1)	(50)	(586)	(1,846)	(3,208)
Total operating income	$15,621	$84,968	$22,252	$328,850
(1)  Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net (loss) income attributable to Kennametal shareholders; diluted (LPS) EPS; Industrial operating income and margin; Widia operating (loss) income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2020 include: (1) restructuring and related charges, (2) the CARES Act and (3) differences in projected annual tax rates. Adjustments for the three months ended June 30, 2019 include: (1) restructuring and related charges and (2) release of valuation allowance on Australian deferred tax assets. Adjustments for the twelve months ended June 30, 2020 include: (1) restructuring and related charges, (2) goodwill and other intangible asset impairment charges, (3) loss on divestiture, (4) discrete benefit from Swiss tax reform, (5) the CARES Act and (6) other tax matters. Adjustments for the twelve months ended June 30, 2019 include: (1) restructuring and related charges, (2) tax charge from change in permanent reinvestment assertion, (3) net discrete effects of tax reform and (4) release of valuation allowance on Australian deferred tax assets. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.

THREE MONTHS ENDED JUNE 30, 2020 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net (loss) income (2)	Diluted (L)EPS
Reported results	$379,053	$15,621	186.1%	$(9,106)	$(0.11)
Reported margins		4.1%
Restructuring and related charges	—	17,855	18.7	14,454	0.17
CARES Act	—	—	70.3	(6,913)	(0.08)
Differences in projected annual tax rates (3)	—	—	(223.9)	14,393	0.17
Adjusted results	$379,053	$33,476	51.2%	$12,828	$0.15
Adjusted margins		8.8%
(2) Attributable to Kennametal Shareholders
(3) Represents a change in the method in which management calculates the tax effect on adjustments within the non-GAAP reconciliations. By separately presenting the effect of the differences in projected annual tax rates during the current period, management believes that the tax effects related to restructuring and related charges and the CARES Act are more accurately reflected. This change does not affect adjusted results. The effect of the differences in projected annual tax rates was immaterial during the three months ended June 30, 2019 and, therefore, the prior period has not been retrospectively adjusted.

THREE MONTHS ENDED JUNE 30, 2020 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating (loss) income	Sales	Operating income
Reported results	$195,050	$3,513	$31,880	$(3,276)	$152,123	$15,434
Reported operating margin		1.8%		(10.3)%		10.1%
Restructuring and related charges	—	11,601	—	2,364	—	3,957
Adjusted results	$195,050	$15,114	$31,880	$(912)	$152,123	$19,391
Adjusted operating margin		7.7%		(2.9)%		12.7%

THREE MONTHS ENDED JUNE 30, 2019 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income (2)	Diluted EPS
Reported results	$603,949	$84,968	21.0%	$61,978	$0.74
Reported margins		14.1%
Restructuring and related charges(4)	—	10,286	(1.3)	9,219	0.11
Release of valuation allowance on Australian deferred tax assets	—	—	1.3	(1,066)	(0.01)
Adjusted results	$603,949	$95,254	21.0%	$70,131	$0.84
Adjusted margins		15.8%
(4) Net of a $5 million gain from the sale of the Infrastructure segment's Madison, AL manufacturing facility which was previously closed as part of our simplification/modernization restructuring programs.

THREE MONTHS ENDED JUNE 30, 2019 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating (loss) income	Sales	Operating income
Reported results	$317,984	$47,416	$48,930	$(935)	$237,035	$39,073
Reported operating margin		14.9%		(1.9)%		16.5%
Restructuring and related charges(4)	—	10,909	—	1,808	—	(2,432)
Adjusted results	$317,984	$58,325	$48,930	$873	$237,035	$36,641
Adjusted operating margin		18.3%		1.8%		15.5%

TWELVE MONTHS ENDED JUNE 30, 2020 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net (loss) income (2)	Diluted (L)EPS
Reported results	$1,885,305	$22,252	$(5,661)	$(0.07)
Reported operating margin		1.2%
Restructuring and related charges	—	82,366	73,954	0.88
Goodwill and other intangible asset impairment charges	—	30,227	27,611	0.33
Loss on divestiture	—	6,517	5,148	0.06
Discrete benefit from Swiss tax reform	—	—	(14,500)	(0.17)
CARES Act	—	—	(6,913)	(0.08)
Other tax matters	—	—	(788)	(0.01)
Adjusted results	$1,885,305	$141,362	$78,851	$0.94
Adjusted operating margin		7.5%

TWELVE MONTHS ENDED JUNE 30, 2019 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (2)	Diluted EPS
Reported results	$2,375,234	$328,850	$241,925	$2.90
Reported operating margin		13.8%
Restructuring and related charges	—	16,850	14,212	0.17
Tax charge from change in permanent reinvestment assertion(5)	—	—	6,093	0.07
Net discrete effects from tax reform(6)	—	—	(9,281)	(0.11)
Release of valuation allowance on Australian deferred tax assets	—	—	(1,066)	(0.01)
Adjusted results	$2,375,234	$345,700	$251,883	$3.02
Adjusted operating margin		14.6%
(5) As a result of TCJA, the Company reevaluated its permanent reinvestment assertion in certain jurisdictions, concluding that the unremitted earnings and profits of certain of our non-U.S. subsidiaries and affiliates will no longer be permanently reinvested. This change in assertion required the recognition of a tax charge of $6 million primarily for foreign withholding and state income taxes.
(6) Net discrete benefits recorded to reflect the effect of regulations and other relevant guidance issued through June 30, 2019 on the toll tax.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2020	2019
Net cash flow from operating activities	$223,738	$300,519
Purchases of property, plant and equipment	(244,151)	(212,343)
Proceeds from disposals of property, plant and equipment	2,622	11,243
Free operating cash flow	$(17,791)	$99,419

Organic Sales Decline
Organic sales decline is a non-GAAP financial measure of sales decline (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES (DECLINE) GROWTH (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2020	Industrial	Widia	Infrastructure	Total
Organic sales decline	(36)%	(32)%	(29)%	(33)%
Foreign currency exchange impact(7)	(2)	(2)	(2)	(2)
Business days impact(8)	(1)	(1)	(1)	—
Divestiture impact(9)	—	—	(4)	(2)
Sales decline	(39)%	(35)%	(36)%	(37)%

TWELVE MONTHS ENDED JUNE 30, 2020	Total
Organic sales decline	(18)%
Foreign currency exchange impact	(2)
Divestiture impact	(1)
Sales decline	(21)%
(7) Foreign currency exchange impact is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(8) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(9) Divestiture impact is calculated by dividing prior period sales attributable to divested businesses by prior period sales.